AGREEMENT

   THIS AGREEMENT, made as of this ______ day of March, 2008, by and between Ibbotson Associates, Inc. ("Ibbotson"), an Illinois corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                                   WITNESSETH:

   WHEREAS, Ibbotson is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest solely in securities selected by Ibbotson in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Trusts");

   WHEREAS, Van Kampen further desires the services of Ibbotson in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and the investment concerns and strategies of Ibbotson, such analysis to be provided to Van Kampen in the form of a methodology report (the "Methodology Report");

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Ibbotson Property (as hereinafter defined) for use in connection with the Trusts;

   WHEREAS, Van Kampen, on behalf of the Trusts, desires the services of Ibbotson to act as Supervisor, as defined by the trust indenture governing a particular Trust, in connection with the Trusts; and

   WHEREAS, Ibbotson is willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth; and Ibbotson is willing to license the Ibbotson Property to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Ibbotson hereby grants to Van Kampen and the Trusts, a limited, non-transferable license with no right to sub-license, to use and refer within the United States to the service marks "Ibbotson Associates, Inc." and "Ibbotson" (referred herein as the "Ibbotson Property") solely in connection with the Trusts, in such manner as may be deemed to be appropriate by Van Kampen, subject to the prior approval of Ibbotson, which approval shall not be unreasonably withheld.

   (b) Ibbotson covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Ibbotson Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

   (c) Ibbotson represents and warrants that they own all proprietary rights in and to the Ibbotson Property for use in connection with the creation and distribution of unit investment trusts and in connection with the provision of the services contemplated by this Agreement and have the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

   Except as otherwise specifically provided herein, Ibbotson reserves all rights to the Ibbotson Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Ibbotson Property. Such license shall terminate upon termination of this Agreement.

   2. Identification of Consultation on Securities. (a) During the term of this Agreement, Van Kampen shall provide Ibbotson with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, Ibbotson will provide to Van Kampen within ten (10) days of Van Kampen's written request the Methodology Report and a list of all securities that fit within the parameters described in Exhibit A in connection with each Trust (the "Identified Securities"). Such Identified Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of Ibbotson, which approval will not be unreasonably withheld.

   (b) Ibbotson will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. Ibbotson also agrees to review and comment upon disclosure in the Registration Statement referred to in Section 13 hereof.

   (c) Ibbotson shall periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Trust at a time and place mutually agreed upon by the parties. With the prior consent of Ibbotson, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

   3. Supervision. Ibbotson shall act as Supervisor, as defined by the trust agreement governing the particular Trust, in accordance with such trust agreement. The terms of the trust agreement applicable to the Supervisor are incorporated herein by reference. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

   4. Ibbotson's Services Unique. Ibbotson and Van Kampen agree that the services to be performed by Ibbotson as set forth herein are unique and may not be performed by anyone other than Ibbotson.

   5. Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the Trusts, agrees that each Trust shall pay Ibbotson an annual fee equal to ten basis points (0.10%) of the average daily Evaluation Price of such Trust (the "License Fees"). The trustee of each Trust shall accrue such fee daily and pay such fee to Ibbotson in installments within fifteen (15) days following the end of each calendar quarter during the term of such Trust. "Evaluation Price" shall mean the "current net asset value" as defined in the Investment Company Act of 1940, as amended. Van Kampen shall make an advance payment of License Fees to Ibbotson on the Effective Date (as hereinafter defined) in the amount of $75,000 for the first year of this Agreement and shall make an advance payment of License Fees in the amount of $125,000 on the anniversary of the Effective Date for each additional year for the term of this Agreement (each an "Advance Payment" and collectively, the "Advance Payments"), which shall be applied against future License Fees payable hereunder for the year in which such Advance Payment is made until such fees total such amount and thereafter the License Fees payable hereunder shall be paid within thirty (30) days following the close of each calendar quarter in which such fees are incurred.

   (b) For the services to be performed pursuant to Section 2, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Ibbotson a fee equal to five basis points (0.05%) of the Evaluation Price of such Trust as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to Ibbotson within thirty (30) days following the end of the initial offering period of each Trust.

   (c) For the services to be performed pursuant to Section 3, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Ibbotson in accordance with the terms of the trust agreement governing such Trust.

   6. Term. Subject to Section 9, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth (5th) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.

   7. Assignment. Neither of the parties hereto may assign (including within the meaning of the Advisers Act) its respective rights and obligations under this Agreement without the prior written consent of the other.

   8. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Ibbotson, and that any services performed hereunder by Ibbotson shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. Ibbotson shall have no authority whatsoever to bind Van Kampen or any Trust on any agreement or obligation and Ibbotson agrees that Ibbotson shall not hold itself out as an employee or agent of Van Kampen or any Trust.

   9. Termination. (a) Ibbotson may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

   (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Ibbotson that is not remedied within ten (10) business days after written notice thereof.

   (c) Ibbotson and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

   (d) Any termination under Section 9(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

   10. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to a party shall not be disclosed by the other party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section 10 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 10, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section 10 shall survive the termination of this Agreement.

   11. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

   (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, Ibbotson may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by Ibbotson or in response to questions of the media or others, without Van Kampen's prior written consent, except that Ibbotson may describe the services provided under this Agreement to the extent that such services are described in any registration statement or other publicly available materials produced by Van Kampen.

   12. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against Ibbotson or any of its affiliates that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, or use of the Ibbotson Property by the Trusts, Van Kampen, or any of Van Kampen's affiliates, Ibbotson or any of its affiliates shall promptly notify Van Kampen and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Ibbotson or any of its affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Ibbotson or any of its affiliates shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Ibbotson nor any of its affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Ibbotson or any of its affiliates, or Ibbotson's actions or inactions in connection with its role as Supervisor.

   (b) By Ibbotson. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Ibbotson of its obligations hereunder, or the failure of Ibbotson to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Ibbotson and Ibbotson shall defend such claim at its expense and under its control. Ibbotson shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Ibbotson shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

   (c) The indemnifications set forth in this Section 12 shall survive the termination of this Agreement for any cause whatsoever.

   13. Review of Registration Statement and other materials. Ibbotson hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing Ibbotson and the securities selection process. Van Kampen may also make reference to Ibbotson Associates' name in connection with marketing and promotional materials related to the Trusts and in any description of the Portfolios contained in any prospectus or other regulatory filing provided that:

   i) the relationship between the Ibbotson Associates and Van Kampen is described as consultative in nature and not as providing sub-advisory services to Van Kampen or to the Trusts;

   ii) the scope of Services provided by Ibbotson is clearly disclosed;

   iii) the content and information provided by Ibbotson Associates is described in all material respects in conformity with this Agreement, as then in effect, and;

   Ibbotson must review and approve in writing each use and reference of the Ibbotson name provided, however, that documents previously approved by Ibbotson as to which statistical information has simply been updated need not be resubmitted to Ibbotson. Ibbotson agrees that such approval will not be unduly delayed and agrees to approve all references to its name within 10 business days of receiving a copy of such materials and a written request for their approval.

   14. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

   15. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   16. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements with respect to the subject matter hereof, and can be amended only by a writing executed by all of the parties.

   17. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Ibbotson:

                           Ibbotson Associates, Inc.
                           ====================

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to :

                           Van Kampen Funds Inc.
                           522 Fifth Avenue
                           New York, NY 10036
                           Attn:  Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   18. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




IBBOTSON ASSOCIATES, INC.

By:_______________________________

Name: ____________________________

Title:______________________________



                                    EXHIBIT A

Ibbotson will select securities considered to have low correlation to U.S. equity and bond markets which may include exchange-traded funds, exchange-traded notes and investment companies registered under the Investment Company Act of 1940 or other similar securities. The securities will be designed to take advantage of the potential benefits of investing in a variety of investment vehicles across "non-traditional" asset classes.